Exhibit 10.57(a)

July 22, 2005

Leonard D. Schaeffer

One WellPoint Way

Thousand Oaks, CA 91362

Dear Leonard:

We are pleased to confirm your role and responsibilities as Chairman of the Board of Directors of WellPoint, Inc. (the “Company”) and as Chairman of the Board of Directors of the WellPoint Foundation (the “Foundation”). The purpose of this letter is to set forth our understanding of the terms of your appointment.

1.	The effective date of your appointment as Chairman was November 30, 2004. You became non-employee Chairman on January 31, 2005. Your appointment as Chairman will terminate on November 30, 2006, unless you earlier resign or are removed in accordance with Section 1.13 of the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2003, among Anthem, Inc., Anthem Holding Corp. and WellPoint Health Networks Inc., and Section 10.5 of the Company’s By-Laws.

2.	In addition to your responsibilities as a director of the Company, your responsibilities as Chairman of the Company include:

•	presiding at meetings of the Company’s Board of Directors (the “Board”); the Board’s Executive Committee; and annual meetings of the Company’s stockholders;

•	together with the Board, attempting to assure that policies of the Board are consistent with the requirements of the Securities and Exchange Commission, the New York Stock Exchange, the Sarbanes-Oxley Act and best practices;

•	together with the Company’s Chief Executive Officer (“CEO”), developing Board agendas, calendars and logistics for Board meetings and events;

•	together with the CEO and the Board, attempting to assure complete and timely reporting concerning financial and business matters of the Company and its subsidiaries to the Board;

•	representing the Company to academic/public policy organizations and at other events as reasonably requested by the Board or the CEO;

•	continuing your promotional activities on behalf of the Company consistent with your current schedule of speaking events;

•	assisting the CEO as reasonably requested by the Board or the CEO; and

•	performing any other duties reasonably assigned to you by the Board commensurate with your position.

Your responsibilities as Chairman of the Foundation will be similar to your responsibilities as Chairman of the Company set forth above, as applicable.

3.	Your compensation for services as Chairman of the Company and Chairman of the Foundation will be established by the Board of Directors of the Company and the Board of Directors of the Foundation.

4.	You ceased to be an employee of the Company on January 31, 2005. You are entitled to the benefits and payments under the Amended and Restated Employment Agreement entered into by and between WellPoint Health Networks Inc. and you, effective December 31, 2002 (the “Employment Agreement”), arising from a “Constructive Termination” (as defined in Section 7(g) of the Employment Agreement) after a Change in Control (as defined in Attachment 1 of the Employment Agreement) and your retirement, including but not limited to as provided in Section 7(h) of the Employment Agreement; provided, however, that in lieu of your entitlements under subsection 7h(iv) of the Employment Agreement, the obligation to provide you with office space of such size consistent with that provided by companies comparable to the Company to their retired senior officers at a location determined by the Company and reasonably convenient to you and clerical support will be for a period of sixty (60) months following termination of your service as Chairman (the “Retirement Period”) pursuant to this letter agreement rather than from your termination of employment.

5.	In addition, while you are Chairman, to facilitate you in providing your services to the Company, the Company will provide you with office space and clerical assistance as described in this paragraph 5. The Company and you agree that the space the Company has proposed, after consultation with you, to take and provide at 1733 Ocean Avenue, Santa Monica, California, satisfies the foregoing requirements for the period of your service as Chairman and the Retirement Period and will be utilized to fulfill the Company’s obligations to you unless you and the Company agree otherwise. While you are Chairman and during the Retirement Period, such clerical assistance will be provided to the extent feasible by your current full-time administrative assistant and a receptionist or, in the event such assistant or receptionist ceases to be with the Company, a comparable replacement selected by the Company and reasonably acceptable to you.

6.

While you serve as Chairman, the Company will use reasonable efforts to provide you with the services, to a reasonable extent, of the following individuals or their successors as assistants regarding the matters indicated (to the extent each such individual continues in the Company’s or the Foundation’s employ): (a) Cal Lockett regarding Foundation matters and (b) Dana McMurtry and Andrew Morrison regarding public policy matters. You will be reimbursed for those reasonable business and travel expenses that you incur in the performance of your responsibilities as Chairman as set forth herein, in accordance with the Company’s and the Foundation’s expense reimbursement policies.

7.	This letter agreement constitutes the entire agreement between you and the Company and the Foundation with respect to your role and responsibilities as non-employee Chairman and office space and clerical support while you are Chairman and during the Retirement Period, supersedes any prior agreements and undertakings, both written and oral, with regard thereto and may not be modified or amended in any way except in writing by you and the Company and the Foundation. Section 9 of the Employment Agreement (concerning arbitration of disputes) shall apply with respect to each of us hereunder as if set forth herein, provided that references therein to the “Agreement” shall be deemed to refer to this letter agreement and references to your employment shall be deemed to include your services hereunder. This letter agreement shall be construed under the laws of the State of Indiana, except for the provisions of paragraphs 4 and 5 hereof, which, consistent with the Employment Agreement, shall be construed under the laws of the State of California, without regard to the conflict of laws rules of each thereof. If any provisions of this letter agreement shall be held invalid, the remainder of this letter agreement shall not be affected thereby and shall remain in full force and effect. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

If you agree with the terms outlined in this letter agreement, please acknowledge the same by signing this letter agreement and the two (2) enclosed duplicate originals hereof and returning such signed duplicate original copies to us.

Sincerely, WELLPOINT INC.

By:	/s/ Larry C. Glasscock
Name: Larry C. Glasscock
Title: President and Chief Executive Officer
Accepted and Agreed to as of this 22nd day of July 2005: WELLPOINT FOUNDATION

By:	/s/ Larry C. Glasscock
Name: Larry C. Glasscock
Title: Director

Accepted and Agreed to as of this 22nd day of July 2005:

/s/ Leonard D. Schaeffer
LEONARD D. SCHAEFFER

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